Exhibit 21.1

The Xfone Group

Xfone, Inc.

    100%  Xfone USA, Inc.
        100%  eXpeTel Communications, Inc.
        100%  Gulf Coast Utilities, Inc.

    69.6 % Story Telecom, Inc.
        100% Story Telecom Limited
        100% Story Telecom (Ireland) Limited

    100% Swiftnet Limited
        32.5% Auracall Limited

    100% Equitalk.co.uk Limited

    69% Xfone 018 Ltd.